Exhibit 23.2

To the Board of Directors and

Stockholders of Playboy Enterprises, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Mountain Crest Acquisition Corp. on Amendment No. 3 to Form S-1 of our report dated January 11, 2021, with respect to our audits of the financial statements of Playboy Enterprises, Inc. as of December 31, 2019 and 2018 and for the two years ended December 31, 2019, which report appears in the Prospectus which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/S/ Prager Metis CPAs, LLP

Prager Metis CPAs, LLP

El Segundo, California

February 3, 2021